Exhibit 10.11
ROADRUNNER DAWES, INC.
AMENDED AND RESTATED
MANAGEMENT AND CONSULTING AGREEMENT
THAYER CAPITAL MANAGEMENT, L.P.
EOS MANAGEMENT, INC.
Roadrunner Dawes, Inc.
4900 S. Pennsylvania Avenue
Cudahy, WI 53110
Attention: Peter Armbruster
                Chief Financial Officer
     Re: Management and Consulting Services
Gentlemen:
     This letter shall confirm the agreement among (i) Thayer Capital Management, L.P., a Delaware limited partnership (“Thayer”), (ii) Eos Management, Inc., a Delaware corporation (“Eos”) (Thayer and Eos are each referred to herein as a “Consultant” and collectively as the “Consultants”), (iii) Roadrunner Dawes, Inc., a Delaware corporation (“Roadrunner Parent”), (iv) Roadrunner Dawes Freight Systems, Inc., a Delaware corporation (“Roadrunner Dawes”), (v) Sargent Transportation, LLC, a Delaware limited liability company (“Sargent Parent”), (vi) Sargent Trucking, Inc., a Maine corporation (“Sargent”), (vii) Big Rock Transportation, Inc., an Indiana corporation (“Big Rock”), (viii) Midwest Carriers, Inc., an Indiana corporation (“Midwest”), (ix) Smith Truck Brokers, Inc., an Indiana corporation (“Smith”), and (x) B&J Transportation, Inc., a Maine corporation (“B&J”) (Roadrunner Parent, Roadrunner Dawes, Sargent Parent, Sargent, Big Rock, Midwest, Smith and B&J are each referred to herein as a “Company” and collectively as the “Companies”), pursuant to which the Consultants shall render to the Companies certain management and consulting services in connection with corporate development activities and the operation and conduct of the Companies’ business. The Consultants shall commence providing these services as of the effective date (the “Effective Date”) of the merger (the “Merger”) of Sargent Transportation Group, Inc., a Delaware corporation, with and into Sargent Parent. This agreement amends and restates (i) that certain Management and Consulting Agreement, effective as of June 3, 2005 (the “Roadrunner Management Agreement”), among Thayer, Eos, Roadrunner Parent, and the predecessors of Roadrunner Dawes, and (ii) that certain Advisory Agreement, dated as of October 4, 2006 (the “Sargent Advisory Agreement” and collectively with the Roadrunner Management Agreement, the “Superceded Agreements”), among each of the Companies (other than Roadrunner Parent, Roadrunner Dawes and Sargent Parent) and Thayer.
     1. Services. Subject to any limitations imposed by applicable law or regulation, each Consultant shall render to the Companies advice and assistance concerning any and all aspects of the operations, strategic and capital planning and financing of the Companies and their subsidiaries (if any) as needed from time to time, as well as assistance in conducting relations on behalf of the Companies with accountants, attorneys, financial advisors and other professionals. Services provided by the Consultants may include, without limitation, the following:
          (a) general executive and management services;
          (b) identification, support, negotiation and analysis of acquisitions and dispositions by the Companies and their subsidiaries;

          (c) negotiating and recommending entering into, modifying and terminating contracts and agreements to which any Company and its subsidiaries is (or is to become) a party;
          (d) support, negotiation and analysis of financing alternatives, including, without limitation, in connection with acquisitions, capital expenditures and refinancing of existing indebtedness;
          (e) finance functions, including assistance in the preparation of financial projections, and monitoring and compliance with financing arrangements;
          (f) marketing functions, including monitoring of marketing plans and strategies;
          (g) human resources functions, including searching and recommending hiring of executives; and
          (h) other services for the Companies and their subsidiaries upon which the Board of Directors (the “Board”) of Roadrunner Parent and the Consultants agree.
Each Consultant shall also make periodic reports to the Board with respect to the services provided hereunder. Subject to the limitations set forth herein, each Consultant shall use its best efforts to cause its employees and agents to give the Companies the benefit of their special knowledge, skill and business expertise to the extent relevant to each of the Companies’ business and affairs.
     2. Board Supervision. The activities of the Consultants to be performed under this Agreement shall be subject to the supervision of the Board to the extent required by applicable law or regulation and subject to reasonable written policies not inconsistent with the terms of this Agreement adopted by the Board and delivered to the Consultants from time to time. Where not required by applicable law or regulation, the Consultants shall not require the prior approval of the Board to perform their duties under this Agreement.
     3. Compensation of Consultants.
          (a) Base Compensation. During the term of this Agreement, the Companies jointly and severally agree to pay or cause to be paid to the Consultants annually with respect to the management of the business operations of the Companies and their subsidiaries a base cash consulting and management fee, payable in equal quarterly installments (the “Base Compensation”). The amount of the annual Base Compensation shall initially be $400,000, payable 71.5% to Thayer and 28.5% to Eos (i.e., $286,000 to Thayer, and $114,000 to Eos). The first such payment under this Agreement shall be due May 15, 2007 with respect to the quarters ending March 31, 2007 and June 30, 2007, and future amounts shall be payable each February 15 (with respect to the Base Compensation due for each quarter ending March 31), May 15 (with respect to the Base Compensation due for each quarter ending June 30), August 15 (with respect to the Base Compensation due for each quarter ending September 30), and November 15 (with respect to the Base Compensation due for each quarter ending December 31) occurring during the term of this Agreement. The Companies acknowledge that the determination of the amount of the initial Base Compensation payable to the Consultants hereunder is based upon the Companies’ present business activities. The Base Compensation shall be prorated for any partial calendar quarter during which the Consultants perform services hereunder. If at any time when a payment of Base Compensation is due under this Agreement the Companies (i) do not have sufficient available cash to make such payment or (ii) are prohibited from making such payment pursuant to the terms of the Companies’ loan agreements, part or all of such payment, as the case may be, shall be deferred. Any amount so deferred (which shall not bear interest) shall be added to the amount due under this Agreement in the quarter following the quarter in which the amount was deferred. Deferred fees shall be immediately due and payable as soon as there is sufficient available cash or the payment is no longer prohibited under the loan agreements, as the case may be.

          (b) Increase in Base Compensation. If the Consultants or any of their affiliates purchase from Roadrunner Parent any additional equity securities, the annual Base Compensation shall upon the closing of each such purchase be increased by an amount equal to the product of (i) 1.00% multiplied times (ii) the aggregate proceeds received by Roadrunner Parent from such equity purchase. Any increase in the Base Compensation shall be shared by the Consultants in proportion to additional equity investments by the Consultants and their affiliates. In addition, if Roadrunner Parent or any of its subsidiaries acquires or enters into any additional business operations after the date of this Agreement, the Board and the Consultants will, prior to the acquisition or prior to entering into the business operations, in good faith, determine whether and to what extent the Base Compensation should be increased as a result thereof. Any increase will be evidenced by a written supplement or amendment to this Agreement signed by the Companies and the Consultants.
          (c) Additional Incentive Compensation.
               (i) As additional compensation, the Consultants shall be entitled to a one-time fee (the “Additional Incentive Compensation”) with respect to (A) each acquisition of a business operation by Roadrunner Parent or its subsidiaries introduced or negotiated by the Consultants or any of their affiliates, and/or (B) each disposition of a business operation by Roadrunner Parent or its subsidiaries negotiated by the Consultants or any of their affiliates, including any “Sale of the Company” (as hereinafter defined). The Additional Incentive Compensation shall be paid by the Companies jointly and severally to the Consultants in the same percentages as the Base Compensation and shall be paid at the closing of the acquisition or disposition of any such business operation. The Additional Incentive Compensation shall be a cash sum equal to the following percentages of the purchase price (which on acquisitions or dispositions of assets shall also include the book value of the assumed liabilities, and on acquisitions or dispositions of stock shall also include liabilities of the acquired entity that are required to be paid with funds provided by Roadrunner Parent or any of its subsidiaries in connection with such acquisition) for the acquisition or disposition:

Purchase Price	Percentage
$1 to $10,000,000	2.50%
$10,000,001 to $50,000,000	1.75%
$50,000,001 and over	1.00%
By way of illustration, an acquisition or disposition with a purchase price of $60,000,000 would generate Additional Incentive Compensation of $1,050,000 (2.50% of the first $10,000,000, 1.75% of the next $40,000,000 and 1.00% of the remaining $10,000,000).
               (ii) The Consultants shall also be entitled to a one-time fee (the “Finance Transaction Fee”) in connection with each public or private debt or equity financing or refinancing consummated by Roadrunner Parent or any of its subsidiaries after the date hereof and negotiated by the Consultants or any of their affiliates. The Finance Transaction Fee (x) shall be paid by the Companies jointly and severally to the Consultants in the same percentages as the Base Compensation, (y) shall be paid at the closing of each financing or refinancing, and (z) shall be a cash sum equal to (i) 1.00% of the gross proceeds from any equity financing, and/or (ii) the sum of (A) 1.00% of the aggregate principal amount of any outstanding Company debt that is refinanced, plus (B) 1.00% of the aggregate increase in maximum borrowing availability resulting from any such debt financing or refinancing; provided, however, that if such Finance Transaction Fee is in connection with a transaction for which Additional Incentive Compensation is paid hereunder, then the Consultants shall only be entitled to the amount, if any, by which such Financing Transaction Fee exceeds such Additional Incentive Compensation.
               (iii) In the event of any other transaction not in the ordinary course of business and/or unusual efforts extended or results obtained by the Consultants on behalf or for the benefit of the Companies or their subsidiaries, the Board shall in good faith negotiate with the Consultants to determine a fair compensation arrangement to compensate the Consultants for such matters.
               (iv) Notwithstanding anything herein to the contrary, no fee shall be payable to the Consultants in connection with, or by reason of, either the Merger or the related refinancing of the Companies’ indebtedness as of the Effective Date.
     4. Reimbursement of Expenses. The Companies shall promptly pay (or reimburse) the Consultants for the reasonable out-of-pocket expenses of the Consultants’ members, officers, employees, agents and representatives incurred in connection with the services performed hereunder (including, without limitation, fees and expenses incurred for attending Company meetings and costs incurred by Thayer (but not Eos) in connection with the consummation of the Merger and the refinancing of the Roadrunner and Dawes loan agreements in connection therewith). All obligations or expenses incurred by the Consultants (including, but not limited to, legal, accounting and other advisors’ fees and expenses) in the performance of their duties under this Agreement shall be for the account of, on behalf of, and at the expense of the Companies. The Consultants shall not be obligated to make any advance to or for the account of the Companies or to pay any sums, except out of funds held in accounts maintained by the Companies nor shall the Consultants be obligated to incur any liability or obligation for the account of the Companies without assurance that the necessary funds for the discharge of such liability or obligation shall be provided.
     5. Additional Services. If at any time, any employee or associate of the Consultants agrees to assume a full-time interim role (such as an interim chief financial officer), the fee for such additional services shall be determined at such time; provided, however, that such fee shall be consistent with prevailing market rates for such function. Such fee for additional services shall be payable in addition to the Base Compensation.
     6. Independent Contractor. Each Consultant shall be an independent contractor, retaining control over and responsibility for its own operations and personnel. Nothing contained in this Agreement shall be deemed or construed (i) to create a partnership or joint venture between the Companies and either Consultant or its affiliates, or (ii) to cause either Consultant to be responsible in any way for the debts, liabilities or obligations of the Companies or any other party, or (iii) to constitute either Consultant or any of its employees, members, officers or agents as employees, officers, representatives or agents of the Companies.
     7. Other Activities of the Consultants. The Companies acknowledge and agree that neither Consultant nor any of either Consultant’s employees, officers, directors, affiliates or associates shall be required to devote full time and business efforts to the duties of the Consultants specified in this Agreement, but instead shall devote only so much of such time and efforts as such Consultant reasonably deems necessary. The Companies further acknowledge and agree that each Consultant and its affiliates are engaged in the business of investing in, acquiring and/or managing businesses for such Consultant’s own account, for the account of its affiliates and associates and for the account of unaffiliated parties, and understands that such Consultant plans to continue to be engaged in such business (and other business or investment activities) during the term of this Agreement. No aspect or element of such activities shall be deemed to be engaged in for the benefit of the Companies or any of the Companies’ subsidiaries nor to constitute a conflict of interest. Without limiting the generality of the foregoing, each Consultant shall be required to bring only those investment and/or business opportunities to the attention of the Companies which such Consultant, in its sole discretion, deems appropriate, and nothing herein shall restrict such Consultant from investing or directly or indirectly engaging in competitive businesses.
     8. Standard of Care. Neither Consultant (including any person or entity acting for or on behalf of a Consultant) shall be liable for any mistakes of fact, errors of judgment, for losses sustained by the Companies or for any acts or omissions of any kind (including acts or omissions of either Consultant or any of its employees or agents), unless and except to the extent that the Companies’ losses (including expenses, costs and attorneys’ fees) are finally and judicially determined to have resulted from the willful misconduct of a Consultant. The Companies recognize and confirm that the Consultants will, from time to time, in acting pursuant to this engagement, be using information in reports and other information provided by others, including, without limitation, information provided by or on behalf of the Companies, and that the Consultants do not assume responsibility for and may rely, without independent verification, on the accuracy and completeness of any such reports and information. The Companies hereby warrant that any information relating to the Companies that is furnished to the Consultants by or on behalf of the Companies will be fair, accurate and complete and will not contain any material omissions or misstatements of fact. The Companies agree that any information or advice rendered by the Consultants or their representatives in connection with this engagement is for the confidential use of the Board only, and, except as otherwise required by law, the Companies will not and will not permit any third party to disclose or otherwise refer to such advice or information in any manner without the Consultants’ prior written consent.
     9. Indemnification of Consultants. The Companies hereby jointly and severally agree to indemnify and hold harmless the Consultants and each of their present and future officers, directors, affiliates, employees and agents (“Indemnified Parties”) from and against any and all claims, liabilities, losses and damages (or actions in respect thereof), in any way related to or arising out of the performance by such Indemnified Party of services under this Agreement, and to advance and reimburse each Indemnified Party on a monthly basis for reasonable legal and other expenses incurred by it in connection with or relating to investigating, preparing to defend, or defending any actions, claims or other proceeding (including any investigation or inquiry) arising in any manner out of or in connection with such Indemnified Party’s performance or non-performance under this Agreement (whether or not such Indemnified Party is a named party in such proceedings); provided, however, that the Companies shall not be responsible under this paragraph for any claims, liabilities, losses, damages, or expenses to the extent that they are finally judicially determined to result from actions taken by such Indemnified Person that constitute willful misconduct.
     10. Term. This Agreement shall remain in effect for a period of 10 years unless terminated earlier in accordance with the provisions of this Agreement; provided, however, that this Agreement shall automatically terminate upon a Sale of the Company. For purposes of this Agreement, the term “Sale of the Company” means (x) the sale of all, or substantially all, of the Companies’ consolidated assets in any single transaction or series of related transactions; (y) the sale or issuance, or series of related sales or issuances, of equity securities of Roadrunner Parent in any single transaction or series of related transactions which results in any person or group of affiliated persons (other than affiliates of the Consultants) owning (on a fully diluted basis) more than 50% of Roadrunner Parent’s securities having ordinary voting power to elect directors outstanding at the time of such sale or issuance or such series of sales and/or issuances; or (z) any merger or consolidation of Roadrunner Parent with or into another corporation (regardless of which entity is the surviving corporation) if, after giving effect to such merger or consolidation, the holders of Roadrunner Parent’s securities having ordinary voting power to elect directors (on a fully diluted basis) immediately prior to the merger or consolidation own securities of the surviving or resulting corporation representing 50% or less of the ordinary voting power to elect directors of the surviving or resulting corporation (on a fully diluted basis). No termination of this Agreement, whether pursuant to this Section 10, Section 11 or otherwise, shall affect the Companies’ obligations with respect to fees, costs and expenses earned or incurred by the Consultants and not paid or reimbursed by the Companies as of the effective date of such termination.
     11. Early Termination. The Companies or the Consultants may terminate this Agreement in the event of the breach of any of the material terms or provisions of this Agreement by the other party, which breach is not cured within 10 business days after notice of the same is given to the party alleged to be in breach. In addition, any Consultant may deliver to the Companies a written letter of resignation signed by such Consultant, which such Consultant may do in its sole discretion, at any time, for any reason or no reason. If this Agreement is terminated by the Consultants because of the breach of any of the material terms or provisions hereof by the Companies, the Consultants shall be entitled to recover damages from the Companies and shall not be required to mitigate or reduce damages by seeking or undertaking other management arrangements or business opportunities.
     12. No Assignment. Without the consent of the Consultants, the Companies shall not assign, transfer or convey any of its rights, duties or interest under this Agreement, nor shall it delegate any of the obligations or duties required to be kept or performed by it hereunder. Without the prior written consent of the Companies, neither Consultant shall assign, transfer or convey any of its respective rights, duties or interests under this Agreement, nor shall it delegate any of the obligations or duties required to be kept or performed by it under this Agreement; provided that each Consultant may assign any and all of its rights and obligations hereunder to any of its affiliates.
     13. Notices. All notices, demands, consents, approvals and requests given by either party to the other hereunder shall be in writing and shall be personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid, to the parties at the following addresses.

If to any or all of the Companies:	c/o Roadrunner Dawes, Inc.
4900 S. Pennsylvania Avenue
Cudahy, WI 53110
Attention: Peter W. Armbruster

If to Thayer:	Thayer Capital Management, L.P.
c/o Thayer Capital Partners
1455 Pennsylvania Avenue, N.W. #350
Washington, D.C. 20004
Attention: Scott Rued

If to Eos:	Eos Management, Inc.
320 Park Avenue, Suite 910
New York, NY 10022
Attention: Sam Levine
     Payment of all fees and expenses payable under the terms of this Agreement shall be paid to (i) in the case of fees due Thayer, Thayer Capital Management, L.P., 1455 Pennsylvania Avenue, N.W. #350, Washington, D.C. 20004, Attention: Chief Financial Officer, (ii) in the case of expense reimbursements due Thayer, Thayer Equity Investors V, L.P., 1455 Pennsylvania Avenue, N.W. #350, Washington, D.C. 20004, Attention: Chief Financial Officer and (iii) in the case of Eos Management, Inc., 320 Park Avenue, Suite 910, New York, NY 10022, Attention: Sam Levine.
     14. Third Party Beneficiaries.
          (a) Except for the parties to this Agreement and their respective successors and assigns, nothing expressed or implied in this Agreement is intended, or will be construed, to confer upon or give any person other than the parties hereto and their respective successors and assigns any rights or remedies under or by reason of this Agreement; provided that each of (i) LaSalle Bank National Association, as “Administrative Agent” (“LaSalle”) pursuant to that certain Second Amended and Restated Credit Agreement, dated as of the date of this Agreement (the “Credit Agreement”), among the Companies, the “Lenders” named therein, and LaSalle, as administrative agent for the Lenders, as the same may be amended, modified, restated or otherwise supplemented from time to time, and (ii) any holder of “Notes”, as such term is defined in that certain Amended and Restated Notes Purchase Agreement, dated as of the date of this Agreement (the “Note Agreement”), among Roadrunner Parent, the Companies, and the “Purchasers” named therein, as the same may be amended, modified, restated or otherwise supplemented from time to time, shall be deemed to be third party beneficiaries for purposes of the sixth sentence of Section 3(a) above.

          (b) Each Consultant hereby agrees that the payment obligations of the Companies under this Agreement, and the right of each Consultant to receive payments under this Agreement are subordinated to payment of all amounts owing or that become owing under the Credit Agreement and the Note Agreement and that payments under this Agreement may be made only as permitted in the Credit Agreement and the Note Agreement. Subordination of amounts payable under this Agreement on the terms set forth herein shall be effective (i) in any voluntary or involuntary insolvency, bankruptcy, receivership, custodianship, liquidation, dissolution, reorganization, assignment for the benefit of creditors, appointment of a custodian, receiver, trustee or other officer with similar powers or any other proceeding for the liquidation, dissolution or other winding up of the Companies and (ii) against any transferee or assignee of the Consultants. Each Consultant also agrees that if it receives any payment under this Agreement that is not permitted by the Credit Agreement or the Note Agreement it will promptly turn over such payment to the Administrative Agent, if amounts are outstanding under the Credit Agreement and, if no amounts are outstanding under the Credit Agreement, to Purchasers.
          (c) This Section 14 may not be amended or otherwise modified without the prior written consent of LaSalle and the Required Security Holders (as defined in the Note Agreement).
     15. Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to person or circumstances other than those as to which it is held invalid or enforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.
     16. Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the matters herein contained, supercedes the Superceded Agreements, and any agreement hereafter made shall be ineffective to effect any change or modification, in whole or in part, unless such agreement is in writing and signed by the party against whom enforcement of this change or modification is sought.
     17. Governing Laws. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to the laws of any other state.
     18. Amendments and Waivers. No provision of this Agreement may be amended or waived without the prior written consent or each party hereto.
     19. Arms-Length Bargaining, etc. The Companies acknowledge and agree that the compensation provided under this Agreement has been determined in arm’s-length bargaining and is consistent with fair market value in arm’s-length transactions and is not and has not been determined in a manner that takes into account the volume or value of any business otherwise generated for or with respect to the Company or between the parties.
     20. Termination and Release of Sargent Advisory Agreement. Upon the Effective Date, (i) the Sargent Advisory Agreement shall be automatically terminated in all respects and shall be of no further force and effect, and (ii) each of the Companies (other than Roadrunner Parent and Roadrunner Dawes), on the one hand, and Thayer, on the other hand, shall irrevocably release and forever discharge and hold harmless each other and each other’s direct and indirect shareholders, directors, officers, employees, consultants, agents, subsidiaries, affiliates, representatives, successors and assigns, and their respective shareholders, directors, officers, employees, consultants, agents, subsidiaries, affiliates, representatives, successors and assigns, from and against any claim, demand, obligation or liability (including, without limitation, any claim for fees or expenses), known or unknown, foreseen and unforeseen, contingent or otherwise, relating to or in connection with the Sargent Advisory Agreement, in law or in equity.
SIGNATURES APPEAR ON FOLLOWING PAGE

     If the foregoing is acceptable to you, please sign this letter in the space provided below and return it to the undersigned.

Very truly yours, THAYER CAPITAL MANAGEMENT, L.P. By: Thayer Management Partners, L.L.C., its General Partner
By:	/s/ Scott Rued
Scott Rued,
Member

EOS MANAGEMENT, INC.
By:	/s/ Brian Young
Brian Young

ACCEPTED AND AGREED TO AS OF
MARCH 14, 2007:

ROADRUNNER DAWES, INC.
By:	/s/ Peter Armbruster
Peter Armbruster,
Vice President — Finance

ROADRUNNER DAWES FREIGHT SYSTEMS, INC.
By:	/s/ Peter Armbruster
Peter Armbruster,
Vice President — Finance

SARGENT TRANSPORTATION, LLC
By:	/s/ Dan Moorse
Dan Moorse,
Vice President

[Signature Page to Amended and Restated Management and Consulting Agreement]

SARGENT TRUCKING, INC.
By:	/s/ Dan Moorse
Dan Moorse,
Vice President

BIG ROCK TRANSPORTATION, INC.
By:	/s/ Dan Moorse
Dan Moorse,
Vice President

MIDWEST CARRIERS, INC.
By:	/s/ Dan Moorse
Dan Moorse,
Vice President

SMITH TRUCK BROKERS, INC.
By:	/s/ Dan Moorse
Dan Moorse,
Vice President

B&J TRANSPORTATION, INC.
By:	/s/ Dan Moorse
Dan Moorse,
Vice President

[Signature Page to Amended and Restated Management and Consulting Agreement]